EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full Year 2011 Financial Results

Full Year Net Sales Increase 9%; Operating Income Up 14%; Net Earnings Up 22%; Diluted EPS of $2.77; Free Cash Flow of $118 Million and Solid Backlog of $1.7 Billion; Company Expects Double-Digit Sales, Operating Income and EPS Growth in 2012

PARSIPPANY, N.J., Feb. 14, 2012 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the fourth quarter and full year ended December 31, 2011. The highlights are as follows (For discussion purposes the term "organic" excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months):

Fourth Quarter 2011 Operating Highlights

  Net sales increased 7% to $561 million from $523 million in 2010;
  Operating income increased 7% to $61 million from $57 million in 2010;
  Net earnings increased 9% to $40 million, or $0.84 per diluted share, from $37 million, or $0.79 per diluted share, in 2010; and
  New orders were $506 million, down 10% from 2010, as the timing of valve orders from the naval defense market was partially offset by solid demand in the commercial aerospace market due to production rate increases by Boeing and Airbus.

Full Year 2011 Operating Highlights

  Net sales increased 9% to $2.05 billion from $1.89 billion in 2010; Organic sales up 3%;
  Operating income increased 14% to $205 million from $180 million in 2010; Organic operating income up 17%;
  Net earnings increased 22% to $130 million, or $2.77 per diluted share, from $107 million, or $2.30 per diluted share, in 2010; The current year included a non-recurring Research and Development ("R&D") tax benefit of $4 million ($0.09 per diluted share) in the third quarter; and
  New orders were $2.07 billion, up 8% compared to 2010, primarily due to higher orders in the power generation market, strong demand in the commercial aerospace market and increased demand in the oil and gas market for Maintenance, Repair and Overhaul (MRO) products. At December 31, 2011, backlog was approximately $1.70 billion, up 2% from $1.67 billion at December 31, 2010.

"We are pleased with our solid performance in 2011, as our overall operating results demonstrated our resiliency to overcome the on-going challenges in the oil and gas and ground defense markets," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "We produced strong organic operating income growth of 17% that significantly exceeded 3% organic sales growth, led by a strong fourth quarter and full year performance in our Metal Treatment segment. We also succeeded in expanding our organic operating margin by 130 basis points over the prior year, and 50 basis points overall. In addition, we remain committed to a disciplined capital deployment strategy that consists of reinvesting in our business and growing through acquisitions, combined with our continued commitment to increasing shareholder value through solid earnings per share growth, dividends and share repurchases.

"As an established leader in our niche markets, we strive to maintain a well-balanced and diversified portfolio of products and services that generates consistent growth in sales and profitability, which is aided by our continued focus on lowering our cost base through operational improvements. We concluded 2011 with solid 12% sales growth in our commercial markets, led by strong performances in our commercial aerospace and general industrial markets. In addition, our defense markets grew 4% over the prior year, led by double-digit growth in aerospace defense, as we experienced higher sales of our embedded computing and sensor technologies supporting Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance ("C4ISR") applications such as helicopters and fighter aircraft. Our strategic diversification and strong positions on key aerospace defense programs enabled us to offset the shift in the timing on certain long-term programs that resulted in lower sales in our ground and naval defense markets. Overall, our full year results reflect the strength of our business model and position us well heading into the future."

Operating Results

Sales

Fourth quarter sales of $561 million increased $38 million, or 7%, compared to the prior year period, 2% of which was organic. Acquisitions accounted for approximately $31 million, or 5%, of the sales growth. Sales grew in all three of our segments, with gains of 27% in Metal Treatment, 8% in Motion Control and 2% in Flow Control. Foreign currency translation had a minimal impact on current quarter sales.

In the fourth quarter 2011, we experienced overall growth of 12% in our commercial markets while our defense markets grew 1%. Sales were higher in all of our commercial markets, led by a 33% increase in commercial aerospace and a 16% improvement in general industrial. In addition, our oil and gas market increased 4%, due primarily to increased demand for super vessels, while power generation improved 1%. Defense sales were mixed in the quarter, as a 12% increase in aerospace defense was offset by an 8% reduction in naval defense and 6% decline in ground defense.

Sales of $2.05 billion for the full year 2011 were higher by $161 million, or 9%, compared to the prior year, 3% of which was organic, due to growth in each of our three segments, most notably Metal Treatment. Acquisitions accounted for approximately $83 million, or 4%, of the sales growth while favorable foreign currency translation added $16 million, or 1%, to sales for the year.

Full year 2011 sales to our commercial markets were up 12%, primarily driven by the increased demand in our commercial aerospace and general industrial markets, which grew 30% and 17%, respectively, compared to the prior year period. Within our energy markets, we experienced a solid 8% gain in power generation, led by Westinghouse AP1000 sales related to new reactor construction in the U.S. and China, as well as ongoing demand and increased content for our suite of products and services for existing operating reactors. These gains were offset by a 4% reduction in oil and gas due to ongoing delays in capital spending on large, international projects. Defense sales grew 4% in 2011, led by a solid 11% increase in aerospace defense due to higher demand for embedded computing and sensor products, offset by a 3% reduction in ground defense and a 1% decline in naval defense as funding for certain programs shifted into 2012.

Operating Income

Operating income increased 7% to $61 million in the fourth quarter of 2011, up $4 million compared to the prior year period. The improvement was driven by a strong 44% increase in our Metal Treatment segment, due to higher demand across nearly all major lines of business and markets, as well as a 2% gain in Motion Control. This increase in operating income was offset by a decline of 9% in Flow Control, primarily due to lower than expected sales in the international project segment of our oil and gas market. Organic operating income grew 9%, while foreign currency translation had a minimal impact on current quarter results.

Overall operating margin in the quarter was 10.9%, unchanged from the prior year period, as a solid improvement in our Metal Treatment segment was offset by the aforementioned weakness in our Flow Control segment's oil and gas market, as well as acquisition-related margin dilution in our Motion Control segment, principally related to our 2011 acquisition of ACRA Control, Ltd. Organic operating margin was 11.8%, up 70 basis points compared to the prior period.

Non-segment operating costs of $10 million in the fourth quarter of 2011 improved by approximately $4 million compared with the prior year period. This change was mainly due to anticipated lower legal costs compared to the prior year period.

Full year 2011 operating income increased 14% to $205 million, up $25 million compared to 2010, led by a strong 70% improvement in our Metal Treatment segment. Meanwhile, operating income dropped 1% in our Flow Control segment, primarily resulting from the weaker international project sales in oil and gas, which negatively impacted our profitability. Operating income in our Motion Control segment was up 1% in 2011. Unfavorable foreign currency translation lowered current year results by approximately $3 million, or 2%, mainly in our Motion Control segment. Organic operating income grew 17% compared to the prior year.

Overall operating margin for full year 2011 increased 50 basis points to 10.0%, as compared to the 9.5% margin reported in 2010, while organic operating margin was 10.8%, a solid 130 basis point improvement.

Organic segment operating margin for full year 2011 was 12.0%, up 80 basis points compared to 2010, led by a strong performance in our Metal Treatment segment that was somewhat offset by reduced profitability in our oil and gas business within the Flow Control segment.

Non-segment operating costs of $23 million for full year 2011 improved by approximately $7 million compared with the prior year, primarily due to anticipated lower legal and medical expenses in the current year period.

Net Earnings

Fourth quarter net earnings increased 9% from the comparable prior year period, reflecting higher operating income, partially offset by higher interest expense as a result of our December 2011 $300 million private placement debt offering which increased our borrowing rates and debt levels compared to the prior year period.  Our effective tax rate for the current quarter was 29.7%, slightly below the 30.0% tax rate from the prior year period.

For the full year 2011, net earnings of $130 million increased 22% compared to 2010, benefiting from higher operating income, lower interest expense and a lower effective tax rate. Lower interest expense for the full year 2011 was due to lower borrowing rates and lower average debt levels throughout most of 2011 as compared to 2010. The $300 million debt offering was used, in part, to pay down our revolving credit facility in December 2011. Our effective tax rate for 2011 was 29.5%, well below the 32.7% tax rate from the prior year period, largely due to a non-recurring $4 million R&D tax benefit recognized in the third quarter of 2011.

Cash Flow

Free cash flow for the fourth quarter of 2011 was $125 million, a $5 million increase over the prior year period.  Net cash generated from operating activities increased by $15 million from the prior year period, mainly due to the receipt of advanced payments on several long-term projects. Capital expenditures were $24 million in the fourth quarter of 2011, an increase of $9 million from the prior year period, largely driven by our facility expansion in our commercial aerospace business providing emergent and specialty production support for the Boeing 787 program.

For the full year of 2011, free cash flow was $118 million compared to $119 million in the prior year period. Net cash provided by operating activities in 2011 increased $31 million from the prior year period primarily as a result of higher net income and higher advanced payments as noted above. Capital expenditures were $85 million, an increase of $32 million from the prior year, largely driven by our facility expansion to manufacture super vessels within our oil and gas business as well as the aforementioned expansion in our commercial aerospace business.

Other Items

The Company repurchased approximately 261,000 shares of its common stock during the fourth quarter of 2011 at an average price of $31.30 for $8.2 million.

Segment Performance

Flow Control – Sales for the fourth quarter of 2011 were $290 million, an increase of $7 million, or 2%, over the comparable prior year period. Overall, the sales performance was mixed, as growth within the general industrial, oil and gas, and commercial aerospace markets were partially offset by lower sales in the naval defense and power generation markets. Increased global demand for our control systems for commercial heating, ventilation, and air conditioning ("HVAC") customers drove the higher sales in the general industrial market. Within the oil and gas market, increased sales of super vessels were partially offset by lower international project sales. In addition, our acquisition of Douglas Equipment Ltd., which expands our presence in the commercial aerospace market in the Flow Control segment, contributed approximately $7 million of sales to this market in the fourth quarter. Meanwhile, lower sales in the power generation market were primarily due to the timing of revenue recognition on AP1000 reactor projects both domestically and internationally. We also experienced lower sales in the naval defense market primarily due to the winding down of production on the CVN-78 Ford class aircraft carrier and Electromagnetic Aircraft Launching System ("EMALS") programs and lower sales on the Virginia class submarine program due to timing on long-term contracts.

Operating income in the fourth quarter of 2011 was $33 million, a decrease of 9% from the comparable prior year period, while operating margin declined 150 basis points to 11.5%.  The decrease in operating income and operating margin is primarily due to lower than expected overall performance in our oil and gas market due to the under absorption of fixed overhead costs relative to our large, international projects business, and lower margins relative to the start-up of our super vessel business. We also had additional investments on the AP1000 China contract in our power generation market. These decreases were partially offset by higher sales volumes and improved absorption in the general industrial market.

Full year 2011 sales of $1.06 billion grew 4% compared to 2010, led by solid increases in our power generation, general industrial and commercial aerospace markets. We experienced increased sales in the power generation market for AP1000 reactor projects both domestically and internationally, as well as improved demand for aftermarket products for existing operating reactors. Sales to the commercial aerospace and general industrial markets experienced benefits similar to our fourth quarter results noted above. Meanwhile, sales were significantly impacted by the reduction in oil and gas due to ongoing delays in capital spending on large international projects. Elsewhere, sales to the naval defense market were impacted by the aforementioned decreases in production, as well as the cancellation of the DDG1000 program. 2011 acquisitions contributed approximately $25 million in sales in the current year, primarily within the commercial aerospace market, while favorable foreign currency translation added approximately $3 million.

Operating income for full year 2011 was $103 million, a decrease of 1% from the comparable prior year period, while operating margin declined 50 basis points to 9.7%. Full year results were primarily impacted by the aforementioned performance in our oil and gas market and higher costs on the AP1000 China contract in our power generation market. Acquisitions negatively impacted operating income by $1 million in the current year.

Motion Control – Sales for the fourth quarter of 2011 were $197 million, an increase of $15 million, or 8%, over the comparable prior year period.  We experienced solid sales growth in both our commercial and defense markets, which grew 16% and 5%, respectively. Growth in our commercial markets was largely driven by an 18% increase in sales in the commercial aerospace market due to increases on Boeing 737, 767, 777 and 787 aircraft, as well as healthy demand for products serving the regional jet market.  In addition, increased demand for sensor and control products drove the higher sales in the general industrial market. We also experienced overall growth within the defense markets, as increases in aerospace defense offset lower sales in ground defense.  The increase in aerospace defense was driven by higher sales related to our embedded computing and sensor and control products supporting C4ISR applications, including higher sales on the Blackhawk helicopter, F-35 Joint Strike Fighter and V-22 Osprey programs. Those gains were partially offset by lower sales on the Global Hawk program, as the revenue mix for this program is shifting from development to production, as well as the expected decrease in sales related to the previous cancellation of the F-22 program. Meanwhile, the decrease in ground defense market sales was largely driven by lower sales on the Bradley and Abrams platforms, partially offset by higher sales of ammunition handling systems to international customers. Additionally, our 2011 acquisitions contributed approximately $11 million in sales in the current quarter.

Operating income for the fourth quarter of 2011 was $27 million, a 2% increase compared to the prior year period, while current quarter operating margin decreased 80 basis points to 13.7%. Current quarter operating income and margin were negatively impacted by acquisitions, as expected, and were offset by favorable foreign currency translation.  Excluding the effects of these items, our operating income increased 6% organically, and generated an organic operating margin of 15.0%, a 50 basis point improvement from the prior year.

Sales for full year 2011 of $710 million increased 10% compared to 2010, led by solid, double-digit increases in our commercial aerospace, general industrial and aerospace defense markets similar to our fourth quarter results. In addition to the reductions previously noted above, sales in our ground defense market were also impacted by the previous cancellations of the Future Combat System ("FCS") and Expeditionary Fighting Vehicle ("EFV") programs, partially offset by higher sales of turret drive systems to international customers. 2011 acquisitions contributed nearly $29 million in sales in the current year, primarily within the commercial aerospace market, while favorable foreign currency translation added approximately $9 million.

Full year 2011 operating income was $81 million, up 1% compared to the prior year period. Current year operating income and margin were negatively impacted by approximately $5 million in incremental costs associated with our 2011 acquisitions and $4 million in unfavorable foreign currency translation. Excluding the effects of these items, our operating income increased 11% organically, and generated an organic operating margin of 13.2%, an 80 basis point increase from the prior year period. These gains were primarily due to increased sales of our sensor and control products supporting several of our end markets and the continued benefits generated by our business restructuring and cost reduction efforts.

Metal Treatment – Sales for the fourth quarter of 2011 were $75 million, an increase of $16 million, or 27%, compared to the prior year period.  The increase was driven by continued improvements in global economic conditions and higher demand across all major lines of business and markets, most notably for shot peening and coatings services to commercial markets.  Within our markets, we experienced strong growth in the commercial aerospace and general industrial markets, which grew 28% and 20%, respectively. Additionally, our 2011 acquisitions of BASF Surface Technologies and IMR Test Labs contributed approximately $11 million in sales in the current quarter, primarily within the commercial aerospace and power generation markets.

Operating income in the fourth quarter of 2011 was $11 million, an increase of more than $3 million, or 44%, compared to the prior year period.  The solid improvement in operating income was primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs. Operating margin was 14.9%, or 180 basis points higher than the prior year period, with acquisitions contributing less than $1 million to operating income in the current quarter. Excluding the impact of acquisitions and the minimal effects of foreign currency translation, organic operating margin was 17.0%, a strong 390 basis point improvement compared to the prior period.

For the full year of 2011, operating income grew 70% from the prior year period on a 28% increase in sales, based on higher demand across all major lines of business and markets. Within our markets, we experienced 30% overall sales growth in our commercial markets, led by strong increases in both our commercial aerospace and general industrial markets, resulting in total segment sales of $283 million. Acquisitions in 2011 contributed nearly $30 million in sales in the current year, primarily within the commercial aerospace market, while favorable foreign currency translation added approximately $4 million.

The significant improvement in operating income for full year 2011 was primarily driven by the higher sales volumes resulting in favorable absorption of overhead costs, as well as contributions from our 2011 acquisitions. Full year operating margin was 15.5%, or 380 basis points higher than the prior year period, with acquisitions contributing approximately $3 million to operating income in the current year, while organic operating margin grew 16.2%, up 450 basis points from the prior year.

Full Year 2012 Guidance

The Company is providing its full year 2012 financial guidance as follows:

* Total Sales	$2.23 -- $2.27 billion, up 9-11%
* Operating Income	$240 -- $248 million, up 17-21%
* Interest Expense, net	$33 - $34 million, up $13 - $14 million
* Effective Tax Rate	32.0%
* Diluted Earnings Per Share	$2.95 -- $3.05, up 10-14% excluding prior year R&D tax credit
* Diluted Shares Outstanding	47.5 million
* Free Cash Flow	$90 -- $100 million

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $45 million to the Curtiss-Wright Pension Plan and $34 million in interest in 2012)

Note: A more detailed breakdown of our 2012 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "In 2011, we successfully executed our strategy and generated long-term shareholder value as a result of our sound operational performance, strong earnings growth and ability to generate solid free cash flow. Once again, we grew operating income faster than sales, driven by our ongoing business restructuring and cost reduction programs, as well as our strategic investments, which have been implemented over the past three years.

"Looking ahead, we expect the positive momentum exhibited by most of our businesses and markets to continue to provide solid organic growth for Curtiss-Wright in 2012. We expect strong growth of 13-15% in our commercial markets, led by nearly 20% growth in each of our commercial aerospace and nuclear power generation markets. In our defense markets, despite the continued uncertain environment regarding current and future years' defense spending, we remain cautiously optimistic in 2012 based on our presence on platforms and programs supporting ISR, electronic warfare and communications, all of which are expected to receive increased funding in the defense budget. As we have shown with our performance over the past several years, our presence on these applications has enabled us to overcome numerous cancellations and delays on several large programs affecting the industry. Additionally, our stable position as a key supplier to the naval defense market will help support our overall growth in defense in 2012.

"Finally, our backlog and capitalization remain strong, and we look forward to delivering solid results again this year. We will continue to demonstrate our ability to produce long-term organic growth and to strategically invest in both our technologies and acquisitions in order to enhance the strength of our portfolio of highly engineered products and services and our market diversification. I am optimistic that 2012 will be another strong year for Curtiss-Wright, with the expectation of double-digit growth in sales, operating income and earnings per share after excluding the non-recurring R&D tax credit of $4 million or $0.09 from our 2011 results. We also expect to achieve operating margin expansion in all three of our segments. Furthermore, our 2012 diluted earnings per share projections include an additional $0.20 in interest expense; excluding this item, our 2012 EPS would be up approximately 20%.  We expect to achieve this growth based upon our solid backlog, continued strength in our commercial markets, key positions on long-term defense programs and solid demand for our advanced technologies. We are an engineering company driven by a culture of innovation that fosters organic growth, along with the financial discipline to make strategic acquisitions that advance our technological expertise, which will enable us to continue to outperform in the markets we serve."

Conference Call Information

The Company will host a conference call to discuss the 2011 results and 2012 guidance at 9:00 a.m. EST on Wednesday, February 15, 2012. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2011	2010	$	%	2011	2010	$	%

Net sales	$561,379	$523,381	$37,998	7.3%	$2,054,130	$1,893,134	$160,996	8.5%
Cost of sales	373,824	349,712	24,112	6.9%	1,378,012	1,271,381	106,631	8.4%
Gross profit	187,555	173,669	13,886	8.0%	676,118	621,753	54,365	8.7%

Research and development expenses	15,684	13,237	2,447	18.5%	62,115	54,131	7,984	14.7%
Selling expenses	29,361	27,873	1,488	5.3%	119,438	111,773	7,665	6.9%
General and administrative expenses	81,072	75,334	5,738	7.6%	289,609	276,026	13,583	4.9%

Operating income	61,438	57,225	4,213	7.4%	204,956	179,823	25,133	14.0%

Interest expense	(5,713)	(4,925)	(788)	(16.0%)	(20,834)	(22,107)	1,273	5.8%
Other income (expense), net	817	(43)	860	NM	867	579	288	NM

Earnings before income taxes	56,542	52,257	4,285	8.2%	184,989	158,295	26,694	16.9%
Provision for income taxes	16,791	15,676	1,115	7.1%	54,566	51,697	2,869	5.5%

Net earnings	$39,751	$36,581	$3,170	8.7%	$130,423	$106,598	$23,825	22.4%

Basic earnings per share	$ 0.85	$ 0.80			$ 2.81	$ 2.33
Diluted earnings per share	$ 0.84	$ 0.79			$ 2.77	$ 2.30

Dividends per share	$ 0.08	$ 0.08			$ 0.32	$ 0.32

Weighted average shares outstanding:
Basic	46,520	45,998			46,372	45,823
Diluted	47,133	46,533			47,013	46,322

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	December 31,	December 31,	Change
	2011	2010	$	%
Assets
Current assets:
Cash and cash equivalents	$ 194,387	$ 68,119	$ 126,268	185.4%
Receivables, net	556,026	461,632	94,394	20.4%
Inventories, net	320,633	281,103	39,530	14.1%
Deferred tax assets, net	54,275	48,568	5,707	11.8%
Other current assets	41,813	40,605	1,208	3.0%
Total current assets	1,167,134	900,027	267,107	29.7%
Property, plant, and equipment, net	443,555	397,280	46,275	11.6%
Goodwill	759,442	693,572	65,870	9.5%
Other intangible assets, net	261,448	240,197	21,251	8.8%
Deferred tax assets, net	12,137	1,033	11,104	1074.9%
Other assets	9,121	9,909	(788)	(8.0%)
Total assets	$ 2,652,837	$ 2,242,018	$ 410,819	18.3%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 2,502	$ 2,602	$ (100)	(3.8%)
Accounts payable	150,281	133,180	17,101	12.8%
Accrued expenses	105,196	99,966	5,230	5.2%
Income taxes payable	4,161	3,111	1,050	33.8%
Deferred revenue	200,268	146,770	53,498	36.5%
Other current liabilities	42,976	42,310	666	1.6%
Total current liabilities	505,384	427,939	77,445	18.1%
Long-term debt	583,928	394,042	189,886	48.2%
Deferred tax liabilities, net	24,980	26,815	(1,835)	(6.8%)
Accrued pension and other postretirement benefit costs	232,794	166,591	66,203	39.7%
Long-term portion of environmental reserves	19,067	19,091	(24)	(0.1%)
Other liabilities	57,645	47,437	10,208	21.5%
Total liabilities	1,423,798	1,081,915	341,883	31.6%

Stockholders' equity
Common stock, $1 par value	48,879	48,558	321	0.7%
Additional paid in capital	143,192	130,093	13,099	10.1%
Retained earnings	1,187,989	1,072,459	115,530	10.8%
Accumulated other comprehensive loss	(65,131)	(2,813)	(62,318)	(2215.4%)
	1,314,929	1,248,297	66,632	5.3%
Less: cost of treasury stock	85,890	88,194	(2,304)	(2.6%)
Total stockholders' equity	1,229,039	1,160,103	68,936	5.9%

Total liabilities and stockholders' equity	$ 2,652,837	$ 2,242,018	$ 410,819	18.3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Change			Change
	2011	2010	%	2011	2010	%
Sales:
Flow Control	$ 289,778	$ 282,987	2.4%	$ 1,060,774	$ 1,024,828	3.5%
Motion Control	196,890	181,729	8.3%	710,037	647,031	9.7%
Metal Treatment	74,711	58,665	27.4%	283,319	221,275	28.0%

Total sales	$ 561,379	$ 523,381	7.3%	$ 2,054,130	$ 1,893,134	8.5%

Operating income:
Flow Control	$ 33,421	$ 36,837	(9.3%)	$ 103,421	$ 104,391	(0.9%)
Motion Control	27,023	26,384	2.4%	81,009	80,410	0.7%
Metal Treatment	11,130	7,706	44.4%	43,992	25,842	70.2%

Total segments	71,574	70,927	0.9%	$ 228,422	$ 210,643	8.4%
Corporate and other	(10,136)	(13,702)	26.0%	(23,466)	(30,820)	23.9%

Total operating income	$ 61,438	$ 57,225	7.4%	$ 204,956	$ 179,823	14.0%

Operating margins:
Flow Control	11.5%	13.0%		9.7%	10.2%
Motion Control	13.7%	14.5%		11.4%	12.4%
Metal Treatment	14.9%	13.1%		15.5%	11.7%
Total Curtiss-Wright	10.9%	10.9%		10.0%	9.5%

Segment margins	12.7%	13.6%		11.1%	11.1%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$ 148,604	$ 134,018	$ 202,362	$ 171,710
Capital expenditures	(23,599)	(14,178)	(84,831)	(52,980)
Free cash flow (1)	$ 125,005	$ 119,840	$ 117,531	$ 118,730

Cash conversion (1)	314%	328%	90%	111%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.
CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance - As of February 14, 2012
(In millions, except per share data)

		2012 Guidance		Change
	2011 Actual	Low	High	%
Sales:
Flow Control	$ 1,061	$ 1,170	$ 1,180	10-11%
Motion Control	710	750	770	6-8%
Metal Treatment	283	310	320	9-13%
Total sales	$ 2,054	$ 2,230	$ 2,270	9-11%

Operating income:
Flow Control	$ 103	$ 119	$ 122	15-18%
Motion Control	81	100	103	23-27%
Metal Treatment	44	51	53	16-20%
Total segments	$ 228	$ 270	$ 278	18-22%
Corporate and other	(23)	(31)	(31)
Total operating income	$ 205	$ 240	$ 248	17-21%

Operating margins:
Flow Control	9.7%	10.2%	10.3%
Motion Control	11.4%	13.3%	13.4%
Metal Treatment	15.5%	16.5%	16.6%
Total operating margin	10.0%	10.7%	10.9%

Interest expense, net	$ (20)	$ (33)	$ (34)
Earnings before income taxes	185	206	213
Provision for income taxes	(55)	(66)	(68)
Net earnings	$ 130	$ 140	$ 145	7-11%

Reported diluted earnings per share	$ 2.77	$ 2.95	$ 3.05	6-10%
Diluted shares outstanding	47.0	47.5	47.5

Less: R&D Tax Credit ($4M)	$ (0.09)
Adjusted diluted earnings per share	$ 2.68	$ 2.95	$ 3.05	10-14%

Free cash flow (1)	$ 118	$ 90	$ 100
Depreciation and amortization	$ 88	$ 100	$ 105
Effective tax rate	29.5%	32.0%	32.0%

(1) Free Cash Flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $45 million to the Curtiss-Wright Pension Plan and $34 million in interest in 2012.

*Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance - As of February 14, 2012
(In millions)

		2012 Guidance % Change
	2011 Actual	Low	High

Defense Markets
Aerospace	$ 305	2%	4%
Ground	120	(2%)	(4%)
Navy	363	3%	5%
Other Defense	32	24%	26%
Total Defense	$ 820	3%	5%

Commercial Markets
Commercial Aerospace	$ 315	18%	20%
Oil and Gas	249	7%	9%
Power Generation	383	18%	20%
General Industrial/Auto	286	6%	8%
Total Commercial	$ 1,234	13%	15%

Total Curtiss-Wright	$ 2,054	9%	11%

*Full year amounts may not add due to rounding
CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in thousands)

	Three Months Ended December 31,
	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg
Sales
Organic	$281,218	$280,411	0%	$185,463	$181,729	2%	$63,673	$58,665	9%	$ --	$ --		$530,354	$520,805	2%
Incremental (1)	8,762(2)	2,576(5)		10,829(2)	--		11,132(2)	--		--	--		30,723(2)	2,576(5)
Foreign Currency Fav (Unfav) (4)	(202)			598			(94)			--			302
Total	$289,778	$282,987	2%	$196,890	$181,729	8%	$74,711	$58,665	27%	$ --	$ --		$561,379	$523,381	7%

Operating Income
Organic	$34,066	$37,213	(8%)	$27,847	$26,384	6%	$10,830	$7,706	41%	$ (10,151)	$ (13,702)	26%	$62,592	$57,601	9%
OI Margin %	12.1%	13.3%	-120bps	15.0%	14.5%	50bps	17.0%	13.1%	390bps				11.8%	11.1%	70bps
Incremental (1)	(633)(2)	(376)(5)		(1,435)(2)			332(2)						(1,736)(2)	(376)(5)
Foreign Currency Fav (Unfav) (4)	(12)			611			(32)			15			582
Total	$33,421	$36,837	(9%)	$27,023	$26,384	2%	$11,130	$7,706	44%	($10,136)	($13,702)	26%	$61,438	$57,225	7%
OI Margin %	11.5%	13.0%	-150bps	13.7%	14.5%	-80bps	14.9%	13.1%	180bps				10.9%	10.9%	0bps

	Twelve Months Ended December 31,
	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg
Sales
Organic	$1,032,859	$1,021,309	1%	$672,715	$647,031	4%	$249,688	$221,275	13%	$ --	$ --		$1,955,262	$1,889,615	3%
Incremental (1)	24,633(3)	3,519(5)		28,816(3)	--		29,614(3)	--		--	--		83,063(3)	3,519(5)
Foreign Currency Fav (Unfav) (4)	3,282			8,506			4,017			--			15,805
Total	$1,060,774	$1,024,828	4%	$710,037	$647,031	10%	$283,319	$221,275	28%	$ --	$ --		$2,054,130	$1,893,134	9%

Operating Income
Organic	$104,770	$104,849	(0%)	$88,935	$80,410	11%	$40,514	$25,842	57%	$ (23,461)	$ (30,820)	24%	$210,758	$180,281	17%
OI Margin %	10.1%	10.3%	-20bps	13.2%	12.4%	80bps	16.2%	11.7%	450bps				10.8%	9.5%	130bps
Gain on Sale (6)				1,310									1,310
Incremental (1)	(1,137)(3)	(458)(5)		(5,331)(3)			2,687(3)						(3,781)(3)	(458)(5)
Foreign Currency Fav (Unfav) (4)	(212)			(3,905)			791			(5)			(3,331)
Total	$103,421	$104,391	(1%)	$81,009	$80,410	1%	$43,992	$25,842	70%	$ (23,466)	$ (30,820)	24%	$204,956	$179,823	14%
OI Margin %	9.7%	10.2%	-50bps	11.4%	12.4%	-100bps	15.5%	11.7%	380bps				10.0%	9.5%	50bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our December 2, 2011 acquisition of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc., October 11, 2011 acquisition of South Bend Controls, July 28, 2011 acquisition of ACRA Control, Limited (ACRA), July 22, 2011 acquisition of IMR Test Labs, April 6, 2011 acquisition of Douglas, April 8, 2011 acquisition of BASF, and January 7, 2011 acquisition of Predator Systems Incorporated (PSI).
(3) Our organic growth calculations do not include the operating results for our December 2, 2011 acquisition of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc. (LMT), October 11, 2011 acquisition of South Bend Controls, July 28, 2011 acquisition of ACRA Control, Limited (ACRA), July 22, 2011 acquisition of IMR Test Labs, April 6, 2011 acquisition of Douglas, April 8, 2011 acquisition of BASF, January 7, 2011 acquisition of Predator Systems Incorporated (PSI), five months of operating results for our June 1, 2010 acquisition of Hybricon Corporation, and June 22, 2010 acquisition of Specialist Electronics Services, Ltd. (SES).
(4) Organic results exclude the effects of current period foreign currency translation.
(5) We sold our legacy distribution business on July 29, 2011. The December 2010 results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.
(6) Organic results excludes the gain on sale for Hydrop divestiture which was sold in September 29, 2011.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,900 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:  Jim Ryan
          (973) 541-3766
          Jim.Ryan@curtisswright.com